Exhibit 99.1
LEXICON PHARMACEUTICALS REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS AND PROVIDES A BUSINESS UPDATE

XERMELO® (telotristat ethyl) U.S. Quarterly Net Sales Reach $5.3 Million

Conference Call and Webcast Today at 8:00 am EDT / 7:00 am CDT

The Woodlands, Texas, November 8, 2017 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), today reported financial results for the three months ended September 30, 2017 and provided an overview of key milestones for the company’s commercial product, XERMELO® (telotristat ethyl), and its pipeline drug candidates.

“We had a very busy and productive third quarter with strong operational performance across all aspects of our business, including the achievement of several important milestones. We made significant progress in growing our prescriber base and providing access to XERMELO. This momentum, along with the launch of XERMELO in the U.K. and Germany, supports our confidence in the long-term outlook on the commercial business,” said Lonnel Coats, Lexicon’s president and chief executive officer. “XERMELO is a significant franchise for us, and we are extremely excited about exploring the use of telotristat ethyl in additional therapeutic indications where the role of serotonin inhibition has shown preclinical promise. In parallel, we and Sanofi are making good progress towards advancing sotagliflozin to market in type 1 diabetes. Lastly, we continue to advance our earlier-stage product candidates in areas we believe will create substantial long-term value for the company.”

Third Quarter 2017 Product and Pipeline Progress

XERMELO (telotristat ethyl) 250 mg

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In September, Ipsen, Lexicon’s collaborator, received marketing approval from the European Commission for the treatment of carcinoid syndrome diarrhea in combination with somatostatin analog therapy, allowing for the marketing of XERMELO for such indication in all 28 member states of the European Union, Norway and Iceland.

•	In September, data from four posters of XERMELO were highlighted at the European Society of Medical Oncology (ESMO).

Sotagliflozin

•	In July, Lexicon exercised its option under its collaboration and license agreement with Sanofi to co-promote sotagliflozin for the treatment of type 1 diabetes in the U.S.

•	In August, Sanofi initiated the following Phase 3 sotagliflozin studies in type 2 diabetes:

◦	Safety and efficacy study of sotagliflozin on glucose control in patients with type 2 diabetes, moderate impairment of kidney function, and inadequate blood sugar control (NCT03242252)

◦
A study to evaluate safety and effects of sotagliflozin dose 1 and dose 2 on glucose control in patients with type 2 diabetes, severe impairment of kidney function and inadequate blood Sugar control (NCT03242018)

•	In September, Sanofi initiated the following Phase 3 sotagliflozin study in type 2 diabetes:

◦
Efficacy and safety of sotagliflozin versus placebo in subjects with type 2 diabetes mellitus who have inadequate glycemic control while taking insulin alone or with other oral Antidiabetic agents (NCT03285594)

•	In September, Lexicon announced statistically significant 52-week A1C benefit data and achievement of all secondary endpoints in the pivotal Phase 3 inTandem2 study of sotagliflozin.

•	In September, Lexicon reported statistically significant pooled continuous glucose monitoring (CGM) data from the pivotal Phase 3 inTandem1 and inTandem2 studies of sotagliflozin.

•
In September, the New England Journal of Medicine published data from the Phase 3 inTandem3 study of sotagliflozin in patients with type 1 diabetes in conjunction with presentation of these data at the European Association for the Study of Diabetes (EASD) 53rd annual meeting.

LX2761

•
Lexicon continued to progress Phase 1 clinical trials of LX2761, an orally-administered drug candidate targeted to the inhibition of SGLT1 in the gastrointestinal tract that is being developed for diabetes.

LX9211

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Lexicon filed an investigational new drug (IND) application and began a Phase 1 study of LX9211, an orally-administered selective inhibitor of AAK1 (adapter-associated kinase 1) in development for neuropathic pain.

Third Quarter 2017 Financial Highlights

Revenues: Revenues for the three months ended September 30, 2017 decreased to $26.9 million from $27.7 million for the corresponding period in 2016, primarily due to lower revenues recognized from the collaboration and license agreement with Sanofi, partially offset by $5.8 million in net product revenues. Net product revenues for the three months ended September 30, 2017 included $5.3 million and $0.5 million, respectively, from the sale of XERMELO in the U.S. and sale of bulk tablets of telotristat ethyl to Ipsen. Revenue from collaborative agreements included a $5.1 million milestone from Ipsen for approval of XERMELO in Europe.

Cost of Sales: Lexicon had cost of sales related to sales of XERMELO of $0.6 million for the three months ended September 30, 2017, of which $0.4 million consisted of amortization of intangible assets.

Research and Development Expenses: Research and development expenses for the three months ended September 30, 2017 decreased 26 percent to $39.1 million from $52.5 million for the corresponding period in 2016, primarily due to decreases in external clinical development costs relating to sotagliflozin.

Selling, General and Administrative Expenses: Selling, general and administrative expenses for the three months ended September 30, 2017 increased 36 percent to $16.7 million from $12.3 million for the corresponding period in 2016, primarily due to increased costs associated with the commercial launch of XERMELO.

Consolidated Net Loss: Net loss for the three months ended September 30, 2017 was $30.7 million, or $0.29 per share, compared to a net loss of $36.0 million, or $0.35 per share, in the corresponding period in 2016. For the three months ended September 30, 2017, net loss included non-cash, stock-based compensation expense of $2.6 million. For the three months ended September 30, 2016, net loss included non-cash, stock-based compensation expense of $1.9 million.

Cash and Investments: As of September 30, 2017, Lexicon had $196.8 million in cash and investments, as compared to $346.5 million as of December 31, 2016.

Anticipated Upcoming Milestones

•	2H 2017 - Initiation of several additional Phase 3 sotagliflozin studies in type 2 diabetes by Sanofi

•	1H 2018 - U.S. and EU regulatory filings for sotagliflozin in type 1 diabetes by Sanofi

•	1H 2018 - Phase 1b data for LX2761 in patients with T2DM

•	2018 - Launch of XERMELO in additional European countries

•	2018 - Phase 1 data for LX9211 in neuropathic pain

•	2018 - Life cycle management studies of XERMELO in fibrotic disease and cancer

Conference Call and Webcast Information

Lexicon management will hold a live conference call and webcast today at 8:00 am EDT / 7:00 am CDT to review its financial and operating results and to provide a general business update. The dial-in number for the conference call is 888-645-5785 (U.S./Canada) or 970-300-1531 (international). The conference ID for all callers is 9047069. The live webcast and replay may be accessed by visiting Lexicon’s website at www.lexpharma.com/investors. An archived version of the webcast will be available on the website for 14 days.

About XERMELO (telotristat ethyl)

Discovered using Lexicon’s unique approach to gene science, XERMELO (telostristat ethyl) is the first and only approved oral therapy for carcinoid syndrome diarrhea in combination with somatostatin analog (SSA) therapy in adults inadequately controlled by SSAs. XERMELO targets tryptophan hydroxylase, an enzyme that mediates the excess serotonin production within metastatic neuroendocrine tumor (mNET) cells. Lexicon has built the in-house capability and infrastructure to launch and market XERMELO in the U.S., where it retains all commercialization rights. Lexicon also retains rights to market XERMELO in Japan. Lexicon has established a license and collaboration agreement with Ipsen to commercialize XERMELO in Europe and other countries outside of U.S. and Japan.

XERMELO was approved by the U.S. Food and Drug Administration on February 28, 2017 and by the European Commission on September 19, 2017 for the treatment of carcinoid syndrome diarrhea in combination with SSA therapy in adults inadequately controlled by SSA therapy. Carcinoid syndrome is a rare condition that occurs in patients living with metastatic NETs (mNETs) and is characterized by frequent and debilitating diarrhea. XERMELO targets the overproduction of serotonin inside mNET cells, providing a new treatment option for patients suffering from carcinoid syndrome diarrhea.

XERMELO (telotristat ethyl) Important Safety Information

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Warnings and Precautions: XERMELO may cause constipation, which can be serious. Monitor for signs and symptoms of constipation and/or severe, persistent, or worsening abdominal pain in patients taking XERMELO. Discontinue XERMELO if severe constipation or severe, persistent, or worsening abdominal pain develops.

•	Adverse Reactions: The most common adverse reactions (≥5%) include nausea, headache, increased gamma-glutamyl-transferase, depression, flatulence, decreased appetite, peripheral edema, and pyrexia.

•
Drug Interactions: If necessary, consider increasing the dose of concomitant CYP3A4 substrates, as XERMELO may decrease their systemic exposure. If combination treatment with XERMELO and short-acting octreotide is needed, administer short-acting octreotide at least 30 minutes after administering XERMELO.

For more information about XERMELO, see Full Prescribing Information at www.xermelo.com.

About Lexicon Pharmaceuticals

Lexicon is a fully integrated biopharmaceutical company that is applying a unique approach to gene science based on Nobel Prize-winning technology to discover and develop precise medicines for patients with serious, chronic conditions. Through its Genome5000™ program, Lexicon scientists have studied the role and function of nearly 5,000 genes over the last 20 years and have identified more than 100 protein targets with significant therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. In addition to its first commercial product, XERMELO® (telotristat ethyl) for carcinoid syndrome diarrhea, Lexicon has a pipeline of promising drug candidates in clinical and pre-clinical development in diabetes and metabolism and neuropathic pain. For additional information please visit www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to Lexicon’s long-term outlook on its commercial business, including commercialization of XERMELO (telotristat ethyl), the clinical development of and regulatory filings for sotagliflozin, LX2761 and LX9211 and the potential therapeutic and commercial potential of XERMELO, sotagliflozin, LX2761 and LX9211. In addition, this press release also contains forward looking statements relating to Lexicon’s growth and future operating results, discovery, development and commercialization of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including Lexicon’s ability to meet its capital requirements, successfully commercialize XERMELO, successfully conduct preclinical and clinical development and obtain necessary regulatory approvals of sotagliflozin, LX2761 and LX9211 and its other potential drug candidates on its anticipated timelines, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	September 30,		September 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Revenues:
Net product revenue	$5,830	$—	$10,443	$—
Collaborative agreements	21,112	27,686	46,781	60,181
Subscription and license fees	—	31	64	119
Total revenues	26,942	27,717	57,288	60,300
Operating expenses:
Cost of sales (including finite-lived intangible asset
amortization)	599	—	1,361	—
Research and development, including
stock-based compensation	39,137	52,533	109,653	137,751
Increase (decrease) in fair value of Symphony Icon
purchase liability	—	(2,146)	2,101	(703)
Selling, general and administrative, including
stock-based compensation	16,724	12,263	50,069	29,077
Total operating expenses	56,460	62,650	163,184	166,125
Loss from operations	(29,518)	(34,933)	(105,896)	(105,825)
Interest expense	(1,619)	(1,646)	(4,821)	(4,933)
Interest and other income, net	415	564	1,393	1,748
Net loss before income taxes	(30,722)	(36,015)	(109,324)	(109,010)
Income tax benefit	—	—	8,652	—
Net loss	$(30,722)	$(36,015)	$(100,672)	$(109,010)

Net loss per common share, basic and diluted	$(0.29)	$(0.35)	$(0.96)	$(1.05)

Shares used in computing net loss
per common share, basic and diluted	105,582	103,885	105,119	103,799

Consolidated Balance Sheet Data	September 30, 2017	December 31, 2016
(In thousands)	(Unaudited)

Cash and investments	$196,817	$346,504
Property and equipment, net	18,167	19,390
Goodwill	44,543	44,543
Other intangible assets	52,327	53,357
Total assets	329,487	475,625
Deferred revenue	75,283	112,306
Current and long-term debt	100,145	101,447
Accumulated deficit	(1,353,026)	(1,250,363)
Total stockholders' equity	78,376	157,401

For Investor Inquiries:

Kimberly Lee, D.O.
Head of Investor Relations and Corporate Strategy
Lexicon Pharmaceuticals
(281) 863-3383
klee@lexpharma.com

For Media Inquiries:

Chas Schultz
Senior Director, Corporate Communications and Advocacy
Lexicon Pharmaceuticals
(281) 863-3421
cschultz@lexpharma.com